Exhibit 10.9

AMENDED AND RESTATED

SEPARATION AND DEFERRED COMPENSATION AGREEMENT

This Amended and Restated Separation and Deferred Compensation Agreement, dated as of March 28, 2022, is by and between IMMUCELL CORPORATION, a Delaware corporation (the “Company”) and MICHAEL F. BRIGHAM (the Executive”), and replaces and supersedes in its entirety the Severance Agreement, dated as of March 25, 2020, between the Company and the Executive.

WHEREAS, the Executive serves as the Company’s President, Chief Executive Officer and Treasurer; and

WHEREAS, the Company wishes to provide the Executive with certain benefits and assurances in connection with the termination of the Executive’s employment under certain circumstances, as more fully set forth herein, in order to induce the Executive to continue his employment with the Company, and to provide Executive with deferred compensation in recognition of his past and ongoing contributions to the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Executive hereby agree as follows:

1. At-Will Nature of Executive’s Employment. The parties agree and acknowledge that the Executive’s employment with the Company is “at will”, and that nothing contained in this Agreement shall be deemed to modify the “at will” nature of such employment.

2. Termination of Employment.

(a) Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death. If the Company determines in good faith that a Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may provide to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Termination Date”); provided, that within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment at any time for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) the Executive’s having engaged in willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board of Directors of the Company (the “Board”) within thirty (30) days after the Executive receives from the Board written notice of such willful misconduct or gross negligence;

(ii) the Executive’s willful failure or refusal to perform reasonably assigned directives of the Board or to cooperate with an internal investigation being conducted by or at the direction of the Board which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Board written notice of such failure or refusal;

(iii) any conviction of the Executive of, or plea of guilty or nolo contendere by the Executive to, (x) any felony or (y) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, in any case, whether under the laws of the United States or any state thereof or any foreign law to which the Executive may be subject;

(iv) the Executive’s willful or continued failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Company in its reasonable discretion, which, in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Company written notice of such failure; or

(v) the Executive’s abuse of alcohol or another controlled substance that would reasonably be expected to result in a material adverse effect on the business, financial condition or reputation of the Company, as determined by the Board in its reasonable discretion, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within thirty (30) days after the Executive receives from the Company written notice of such circumstances.

(c) Good Reason. The Executive’s employment may be terminated by the Executive at any time with Good Reason, or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following conditions arising without the consent of the Executive:

(i) A material diminution in the Executive’s annual base salary or annual bonus opportunity;

(ii) A material diminution in the Executive’s authority, duties, or responsibilities; provided that, for the avoidance of doubt, if at any time, (x) the Executive ceases to be the President and Chief Executive Officer of the Company, the entity surviving any Business Combination (as defined below) (if not the Company), or the Person that ultimately controls the Company or such surviving entity, or (y) if the Executive is required to report to a corporate officer or employee instead of reporting directly to the Board, then, in each case, a material diminution of the Executive’s authority, duties, or responsibilities shall be deemed to have occurred; provided, however, that the Executive ceasing to be the Chief Financial Officer or Treasurer of the Company, the entity surviving any Business Combination (if not the Company), or the Person that ultimately controls the Company or such surviving entity shall not be deemed a material diminution of the Executive’s authority, duties or responsibilities.

(iii) A material diminution in the budget over which the Executive retains authority; or

(iv) A material change in the geographic location at which the Executive must perform services.

(d) Notice of Termination.

(i) The Company may terminate the Executive’s employment hereunder, other than for Cause or due to Disability, at any time upon not less than sixty (60) days’ written notice, and the Executive may terminate his employment hereunder for any reason at any time upon not less than sixty (60) days’ written notice. The Company may terminate the Executive’s employment hereunder for Cause at any time. Any termination by the Company (either for Cause or other than for Cause), or by the Executive for any reason (including for Good Reason), shall be effected by Notice of Termination being provided to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(ii) Prior to any termination for Cause becoming effective, the Executive shall be entitled to a hearing before the Board at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than fifteen (15) days’ prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitute(s) Cause for termination.

(iii) Any Notice of Termination for Good Reason must be given to the Company within sixty (60) days of the initial existence of one or more conditions described in Section 2(c)(i) through (iv) which the Executive believes constitute(s) Good Reason. In the event that the Executive provides the Company with a Notice of Termination for Good Reason, the Company shall be entitled to a period of thirty (30) days during which it may remedy the condition(s) described in Section 2(c)(i) through (iv) giving rise to the alleged Good Reason. Failing such remedy, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such thirty (30) day period. It is intended that termination of employment by the Executive due to one or more of the conditions described in Section 2(c)(i) through (iv), pursuant to notice given in accordance with this Section 2(d)(iii), shall be treated as an involuntary separation from service pursuant to the good reason safe harbor set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii).

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of the Executive’s receipt of the Notice of Termination or any later date specified by the Company, as the case may be; provided, that this date may be delayed in order to ensure the Company’s compliance with Section 2(d)(ii); (ii) if the Executive’s employment terminated by the Executive for Good Reason, subject to the Executive’s compliance with Section 2(d)(iii) and the Company’s failure to cure as set forth in Section 2(d)(iii), the date of the expiration of the cure period; (iii) if the Executive’s employment is terminated by the Executive other than for Good Reason, the sixtieth (60th) day following the Company’s receipt of the Executive’s Notice of Termination, or any earlier or later date as shall be agreed by the Company; (iv) if the Executive’s employment is terminated by the Company other than for Cause or by reason of Disability or death, the sixtieth (60th) day following the Executive’s receipt of the Notice of Termination or any later date specified by the Company; and (v) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Termination Date, as the case may be. Whether the Executive has had a termination of employment shall be determined by the Company on the basis of all relevant facts and circumstances with reference to Treasury Regulations Section 1.409A-1(h) regarding a “separation from service” and the default provisions set forth in Treasury Regulation Section 1.409A-1(h)(1)(ii).

(f) Performance of Services Following Notice of Termination. At any time upon or following the delivery of any Notice of Termination, at its sole option the Company may direct the Executive to discontinue any or all services then being provided or performed by him and/or to cease working at the Company’s premises, provided that such election by the Company will not modify its obligations to provide compensation and benefits to the Executive to and including the Date of Termination to the extent provided elsewhere in this Agreement.

3.  Obligations of the Company Upon Termination.

(a) Termination Due to Death, Disability, By the Executive for Good Reason or By the Company Other than for Cause. If the Company shall terminate the Executive’s employment other than for Cause, or if the Executive’s employment is terminated by reason of his death or Disability, or by the Executive for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash the following amounts: the sum of (1) the Executive’s base salary as then in effect through the Date of Termination to the extent not theretofore paid, (2) any unused paid time off (vacation and sick time as recorded in the Company’s payroll system as of the Date of Termination consistent with prior notifications or confirmations by the Company of such unused paid time off, which amount would continue to increase and accrue based on the Executive’s continued employment), paid out at the per-business-day base salary rate then in effect with respect to the Executive, (3) any additional vested benefits in accordance with the applicable terms of applicable Company arrangements, including the deferred compensation payment contemplated by Section 5(a) hereof, and (4) any unreimbursed expenses (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) subject, in each case, to Sections 9 and 10 hereof and the Executive’s continued compliance with the covenants and obligations set forth in the Confidential Information, Inventions and Noncompete Agreement, dated as of March 26, 2010 (the “Noncompete Agreement”), the Company shall provide the Executive with:

A. payment equal to the product of (x) 1.00, multiplied by (y) the Executive’s annual base salary then in effect;

B.  subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a lump sum cash payment in an amount equal to the employer portion of the costs of continued health benefits for the Executive and his covered dependents (based on the level of coverage in effect as of the Date of Termination (the “Separation Period”) in effect at the Date of Termination) (the “Health Benefits Payment”) for the twelve (12) month period following the Date of Termination; provided, however, that if the Company’s provision of the Health Benefits Payment to the Executive under this Section 3(a)(ii)(B) would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 3(a)(ii)(B) in a manner as is necessary to comply with the PPACA and the Code; provided, further, that nothing herein provided shall be construed to extend the period of time over which COBRA continuation coverage otherwise may be provided to the Executive and/or his dependents in accordance with applicable law; and

C. for purposes of any equity incentive awards granted to the Executive that remain outstanding on the Date of Termination, and notwithstanding anything to the contrary in the applicable award agreement or plan (or any predecessor or successor equity compensation plan), or elsewhere, such equity incentive awards that would otherwise be scheduled to vest during the Separation Period shall continue to vest during such period in accordance with the vesting schedule in effect prior to the Date of Termination. In addition (i) any options that were vested immediately prior to the Date of Termination shall be exercisable for (x) ninety (90) days following the Date of Termination, or (y) twelve (12) months following the date of termination if the Executive is “Retirement”-eligible (as defined in the applicable award agreement governing the Options) as of the Date of Termination, and (ii) any options that vest during the Separation Period pursuant to the foregoing sentence shall be exercisable for ninety (90) days following the conclusion of the Separation Period.

(b) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive voluntarily terminates employment, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive the Accrued Obligations. In such cases, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(c) Time of Payment. Amounts payable under this Section 3 following an Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in Sections 9 or 10; provided, however, that the Executive shall be entitled to defer the payment of any amount payable to him under Section 3(a)(ii)(A) hereof until the date or dates designated by him in a written notice to the Board within five (5) business days after the Date of Termination, which deferred payment date or dates shall not be more than twelve (12) months after the Date of Termination.

4. Resignation of all Positions. Upon and following the termination of the Executive’s employment with the Company for any reason, if at any time the Board determines in its sole discretion to request that the Executive step down from the his role as a director of the Company and no longer serve in such capacity, the Executive shall promptly tender such resignation as a director of the Company, and if the Executive fails to tender such resignation on a timely basis, the Executive shall be deemed to have resigned, as of the Date of Termination. In addition, upon the termination of the Executive’s employment with the Company for any reason and except as expressly set forth above, the Executive shall resign, as of the Date of Termination, from all positions the Executive then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its subsidiaries and affiliates. The Executive shall be required to execute such writings as are required, in the sole discretion of the Company, to effectuate the foregoing.

5.   Deferred Compensation; Non-Exclusivity of Rights.

(a) Deferred Compensation Payment. In recognition of the Executive’s past and continuing service to the Company, the Company agrees to pay to the Executive, subject to all required tax withholdings, up to $300,000, subject to vesting as follows:

(i) if the Executive is employed by the Company as of January 1, 2023, $100,000 shall become vested.

(ii) if the Executive is employed by the Company as of January 1, 2024, an additional $100,000 shall become vested; and

(iii) if the Executive is employed by the Company as of January 1, 2025, an additional $100,000 shall become vested.

All vested amounts hereunder shall be payable to the Executive, subject to all required tax withholdings, on the earlier of (x) thirty (30) days following the termination of the Executive’s employment with the Company, or (y) January 31, 2025. Any unvested portion shall be deemed forfeited, and there shall be no partial or pro rata vesting for partial years of employment.

(b) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f) shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6. Full Settlement.

(a) In the event of the termination of the Executive’s employment upon a Change of Control or during the Change of Control Period (other than a termination by the Company for Cause), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive (under this Agreement or otherwise) or others. Regardless of the reason for or timing of the Executive’s termination of employment (whether prior to or upon a Change of Control or during or following the Change of Control Period), the Executive shall in no event be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise provided in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b) For the purpose of this Agreement, a “Change of Control” shall mean:

(i)  The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (x), (y) and (z) of subsection (iii) of this Section 6(b); or

(ii) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (x) had been directors of the Company 24 months prior to such change or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock or the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in this Section 6(b)(iii) shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, (y) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (z) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to Section 409A of the Code, the foregoing event must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

7. Confidential Information; Restrictive Covenants.

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The Executive agrees that any breach of the terms of this Section 7 or the Noncompete Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the separation payments and benefits set forth in Section 3(a)(ii) paid by the Company to the Executive. The terms of this Section 7(a) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 and the Noncompete Agreement, in each case, reasonable and necessary to protect the businesses of the Company and its affiliated companies because of the Executive’s access to confidential information and the Executive’s material participation in the operation of such businesses.

(b) From and after the Effective Date, including at all times following the Date of Termination, (i) the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its affiliated companies, or their respective employees, officers, directors or stockholders, and (ii) the Company shall direct its officers, directors, and other authorized representatives not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive. No provision of this Agreement or the Noncompete Agreement shall be interpreted so as to impede the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making any other disclosures under the whistleblower provisions of United States federal law or regulation. The Executive does not need the Company’s prior authorization to make any such reports or disclosures, and the Executive shall not be required to notify the Company that such reports or disclosures have been made. In addition, no provision of this Agreement or the Noncompete Agreement precludes the Executive from providing truthful testimony when lawfully subpoenaed or otherwise required to do so by law.

8. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

9. Section 409A Compliance.

(a) It is intended that each payment or benefit or installment of payments and benefits under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by this Agreement and by Section 409A.

(b) If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a Specified Employee as defined in Section 409A(a)(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination, or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).

(d) The terms of this Agreement are intended to comply with or be exempt from Section 409A of the Code and the guidance issued thereunder and shall be interpreted consistently therewith. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any Separation payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

10. Release; Limitation on Company Actions Against the Executive. As a condition of receipt of the separation payments and benefits set forth in Section 3(a)(ii) the Executive shall be required to sign a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and to abide by the provisions thereof. The Release contains a release and waiver of any claims the Executive or his representatives may have against the Company, any of its affiliated companies, and any of their respective officers, directors, affiliates and/or representatives, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims. Payments and benefits under this Agreement will be paid when and as provided herein following the Executive’s termination of employment provided the Executive has executed and submitted the Release and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that payment date. If the Executive fails to so execute or revokes the Release, the Executive will not be entitled to receive any of the separation payments or benefits, the receipt of which is made contingent upon such execution and non-revocation, as set forth in Section 3(a)(ii) hereof.

With the exception of claims the Company may assert pursuant to the Noncompete Agreement, the Company agrees that it may not initiate any claim against the Executive arising out of or relating to acts or omissions of the Executive during and within the scope of his employment with the Company, following the first anniversary of the Date of Termination.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by e-mail, read receipt requested, addressed as follows:

If to the Executive:

at the address and e-mail address on file in the Company’s records

If to the Company:

ImmuCell Corporation

56 Evergreen Drive

Portland, Maine 04103

Attn: Chair of the Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.

(f) From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, and supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its affiliates or predecessors with respect to the terms and conditions of the Executive’s employment.

(g) The Executive agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in the federal and Maine state courts located in Cumberland County (collectively, the “Selected Courts”) (provided, that a final judgment in any such action shall be conclusive and enforceable in other jurisdictions) and further agree that service of process may be made in any manner permitted by law. The Executive irrevocably waives and agrees not to assert (i) any objection which he may ever have to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts, and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 11(g) is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit, or obviate the rights of the parties to agree to arbitration with respect to any conflicts related to this Agreement or the Executive’s employment hereunder. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

(h) Whenever possible, each provision or portion of any provision of this Agreement, including those contained in the Noncompete Agreement, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in the Noncompete Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

(i) This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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 IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Michael F. Brigham
Michael F. Brigham

COMPANY:

IMMUCELL CORPORATION

By:	/s/ David S. Tomsche
Name:	David S. Tomsche
Title:	Chair, Board of Directors